Exhibit 10.2

CSX DIRECTORS’ PRE-2005 DEFERRED COMPENSATION PLAN
(As Amended Through January 8, 2008)

The purpose of this Plan was to permit members of the Board of Directors of CSX Corporation to elect deferred receipt of director's fees and to allow CSX Corporation to make other deferred awards to directors.  This Plan is intended to constitute a deferred compensation plan for corporate directors.

1.	Definitions

The following words or terms used herein shall have the following meanings:

(a)
“Account” or “Accounts” -- means the bookkeeping account(s) maintained for each Participant to record the amount of Director’s fees he has elected to defer and other deferrals, as adjusted pursuant to Section 3.

(b)	“Administrator” -- means the Senior Human Resources Officer of CSX Corporation or such Officer’s designee.

(i)
The Administrator shall be responsible for the general administration of the Plan, claims review, and for carrying out its provisions.  Administration of the Plan shall be carried out consistent with the terms of the Plan.

(ii)
The Administrator shall have sole and absolute discretion to interpret the Plan and determine eligibility for and benefits hereunder.  Decisions of the Administrator regarding participation in and the calculation of benefits under the Plan shall at all times be binding and conclusive on Participants, their beneficiaries, heirs and assigns.

(c)
“Average Price” -- means the average of the high and low price for CSX common stock as reported on the New York Stock Exchange - Composite Listing (“NYSE”) on the date of the applicable deferral or dividend payment.

(d)	“Board” -- means the Board of Directors of CSX.

(e)	“Change of Control” -- means any of the following:

(i)
Stock Acquisition.  The acquisition, by any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")(a "Person") of beneficial ownership (within the meaning of Rule 13d(3) promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock"), or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:  (A) any acquisition directly from the Corporation; (B) any acquisition by the Corporation; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1(e); or

(ii)
Board Composition.  Individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to such date whose election or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(iii)
Business Combination.  Consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or its principal subsidiary that is not subject, as a matter of law or contract, to approval by the Interstate Commerce Commission or any successor agency or regulatory body having jurisdiction over such transactions (the “Agency”) (a “Business Combination”), in each case, unless, following such Business Combination:

(A)
all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or its principal subsidiary or all or substantially all of the assets of the Corporation or its principal subsidiary either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be;

(B)
no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

(C)
at least a majority of the members of the board of directors resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(iv)
Regulated Business Combination.  Consummation of a Business Combination that is subject, as a matter of law or contract, to approval by the Agency (a “Regulated Business Combination”) unless such Business Combination complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1(e); or

(v)	Liquidation or Dissolution. Consummation of a complete liquidation or dissolution of the Corporation or its principal subsidiary approved by the Corporation’s shareholders.

(f)	“Closing Price”-- means the closing price for CSX common stock as reported on the New York Stock Exchange - Composite Listing (“NYSE”) on the date of the applicable deferral or dividend payment.

(g)	“CSX” or “Corporation” -- means CSX Corporation

(h)	"Independent Advisor" -- means an independent accountant, actuary, benefits consulting firm or other entity engaged by CSX to provide Participant accounting and other services on behalf of the Plan.

(i)
“Distribution Event” -- means the occurrence of any event listed in Section 1(e), “Change of Control”; provided that for purposes of Sections 1(e)(iii), 1(e)(iv) and 1(e)(v), “Consummation” means an actual change in ownership of Outstanding Corporation Common Stock, Outstanding Corporation Voting Securities, and/or assets of the Corporation or its principal subsidiary.

(j)	“Effective Date” -- means initially January 1, 2003. Subsequent amendments shall be effective as of the indicated effective dates.

(k)	“Form of Payment Election” -- means the election by the Participant of the form of distribution (lump sum or installments) he will receive from his Account pursuant to Section 5.

(l)	“Member” -- means any person duly elected to the Board.

(m)	“Partial Distribution Election” -- means a Distribution Election for a portion of a Participant’s Account under Section 4.

(n)	“Participant” -- means any Member who elected to participate in the Plan so long as he or she is entitled to a benefit under the Plan.

(o)	“Plan” -- means the CSX Directors’ Pre-2005 Deferred Compensation Plan.

(p)
“Trust” -- means a grantor trust or trusts established by CSX which will substantially conform to the terms of the Internal Revenue Service model trust as described in Revenue Procedure 92-64, 1992-2 C.B. 422.  CSX is not obligated to make any contribution a Trust.

(q)	“Valuation Date” -- means each June and December 31 and such other dates as the Administrator deems necessary or appropriate to value Participants' benefits under this Plan.

In any instance in which the male gender is used herein, it shall, in appropriate circumstances, also include persons of the female gender and visa versa.

2.	Participation

No Member may become a Participant in the Plan or make further deferrals pursuant to the Plan for periods after December 31, 2004.

3.	Participant’s Accounts

(a)
So long as he or she is a Member, a Participant may elect, pursuant to forms provided by the Administrator, to have all or any portion of his or her elective and other deferrals, not required to be credited or actually credited to the affected Participant’s stock account pursuant to the terms of the CSX Corporation Stock Plan for Directors (“Stock Account”), credited as follows:

Through December 31, 2005:

To an interest-accruing account (“Interest Account”) or a CSX Phantom Stock Account (“Phantom Stock Account”).

After December 31, 2005:

To an Account or Accounts related to and accounted for in the same manner as the earnings benchmarks used in conjunction with the CSX Executives’ Deferred Compensation Plan (the “EDC Plan”) (a “Benchmark Account”) approved from time to time by the Administrator.

(b)
Deferrals of Director’s fees in CSX common stock pursuant to the CSX Corporation Stock Plan for Directors and other CSX deferred common stock awards were credited to the affected Participant’s Stock Account.

(c)
Through December 31, 2005, interest accrued on a Participant’s Interest Account from the first day of the month following the date the deferred director’s fee would otherwise have been paid to the Participant until it is actually paid, such interest to be credited to an affected Participant’s Account and compounded quarterly at the end of each calendar quarter. Interest will be credited quarterly based on the annual rate of 10-year U.S. Treasury bonds as published by the Wall Street Journal as of the first business day of October in the preceding calendar year.  The value of a Participant’s Interest Account shall be the sum of amounts deferred and all interest accrued thereon.  Interest Accounts ceased to exist as of December 31, 2005.  All undistributed amounts credited to such accounts were credited to a Benchmark Account, effective January 1, 2006.

(d)
Credits (including both deferrals of directors’ fees and dividends) to and the value of Phantom Stock Accounts were based upon Average Price. Credits to and the value of Stock Accounts (other than deferred CSX common stock share awards declared by the Company), are based upon Average Price through December 31, 2007, and Closing Price thereafter.  Notwithstanding the preceding, full and fractional shares credited to Stock Accounts pertaining to dividends on CSX common stock held by the trustee of the Directors’ Stock Trust or a successor trust shall be credited based on the actual purchase price of the CSX common stock acquired by the trustee with such dividends.

(e)
Through December 31, 2005, a Participant, while a Member, could elect at any time to transfer all or any portion of amounts deferred, including all earnings thereon, between his or her Interest Account and Phantom Stock Account.  After December 31, 2005, a Participant may elect, on forms provided by and pursuant to rules established by the Administrator, to transfer all or any portion of amounts held in a Benchmark Account among such accounts.  No transfers may be made into the Stock Account.  Transfers out of the Stock Account may only be made when a Participant is no longer a Member.

(f)
Notwithstanding Sections 3(a), (c), and (e) to the contrary, with respect to Participants in pay status on December 31, 2004, the undistributed portion of their Accounts shall continue to be credited with earnings in accordance with the provisions of the Plan as an Interest Account, Phantom Stock Account or Stock Account, as applicable (assuming such provisions had continued in effect), until the affected Participant’s distribution is complete.

4.	Distribution of Accounts

(a)
Amounts deferred under the Plan and credited to an Account shall be distributed to a Participant from such Account in a lump sum one year following the date in which a Participant ceases to be a Member, unless he shall file a Distribution Election as provided in this Section 4 or a Form of Payment Election as provided in Section 5.

(b)	A Participant may file with the Administrator a Distribution Election for the distribution from an Account upon:

(i)	attainment of a designated age, however, he shall not elect an age that he will attain less than one year subsequent to his Distribution Election; or

(ii)	retirement from the Board.

(c)	A Participant may file a Distribution Election or change a Distribution Election at any time prior to:

(i)	a date that is 30 days subsequent to the date of his retirement from the Board in the case of his initial Distribution Election; or

(ii)	one year prior to the date distribution is to commence under his Distribution Election then in effect,

after which time no Distribution Election shall be filed.

(d)
A Participant may make a Partial Distribution Election with respect to any portion of a Participant’s Account, provided no Distribution Election shall be made for a portion of an Account less than $2,000, as determined as of the date the election is made.  No Participant shall have more than two Distribution Elections in effect for an Account at any time.

(e)
Except in the event of retirement from the Board, a distribution made pursuant to a Distribution Election shall not commence prior to a date that is three years subsequent to the date the Participant first makes a Deferral under either this Plan or a predecessor plan which provides for the deferral of director’s fees

(f)
Any Distribution Election made in proper form by a Participant shall be effective and distribution shall commence pursuant to such Distribution Election.  Any Distribution Election not made in proper form shall be void. Distributions from a Participant’s Stock Account shall be made only in shares of CSX common stock.

(g)
A Participant may request and receive a withdrawal from his Account at any time without filing a Distribution Election under this Section 4.  Any such withdrawal shall result in the forfeiture of an amount equal to the portion of the Participant's Account that is withdrawn, multiplied by the Mid-term Applicable Federal Rate determined as of the Valuation Date upon which the withdrawal is effective.

(h)
A Participant may make one additional election to defer (but not accelerate) commencement of payment under the Plan at any time six months before payments are to have commenced (“Re-deferral Election”).  Such Re-deferral Election shall be made in a form prescribed by the Administrator.  If such Re-deferral Election is to a designated age the re-deferral shall be for a period not less than one year from the date the Re-deferral Election is made.

5.	Form of Payment

The Form of Payment Elections provided in this Section 6 shall be made in writing and may be changed at any time prior to a date that is six months prior to the date distribution is to commence, after which time the Form of Payment Election shall be irrevocable.  If installment payments are elected for an Account, payments shall be made, as the Participant may elect, for either five, ten, or fifteen years.  Installments shall be made as soon as practicable after each June 30 and December 31.  The amount of each installment shall be determined by multiplying the value of the Participant's account as of the last business day of June or December immediately preceding the installment date by a fraction, the numerator of which shall be one (1) and the denominator of which shall be the number of installment payments over which payment of such amount is to be made, less the number of installment payments previously made.  In the case of installments from a Stock Account, fractional share amounts shall be rounded up to the next highest whole share amount, except in the case of the final installment, in which case a cash payment will be made for any fractional shares.

6.	Death of a Participant

(a)
In the event a Participant dies while a Member, the balance of his Accounts shall be paid in either a lump sum or installments (consistent with the Form of Payment Elections made by the Participant as described in Section 5) to his Designated Beneficiary.  Each Participant may file with the Administrator a Designation of Beneficiary for this purpose.

(b)
In the event a Participant shall die after he ceases to be a Member and before he has received complete distribution from his Account, the balance credited to his Account shall be paid to his Designated Beneficiary consistent with the Form of Payment Elections made by the Participant as described in Section 5.

(c)
In the event a Participant shall not file a Designation of Beneficiary, or his Designated Beneficiary is not living at the Participant's death, the balance credited to his Accounts shall be paid in full to his estate not later than the tenth day of the calendar year following his date of death.

7.	Obligation of CSX

This Plan shall be unfunded and credits to the Accounts of each Participant shall not be set apart for him nor otherwise made available so that he may draw upon them at any time, except as provided in this Plan.  Neither any Participant nor his Designated Beneficiary shall have any right, title, or interest in such credits or any claim against them.  Payments may only be made at such times and in the manner expressly provided in this Plan.  CSX's contractual obligation is to make the payments when due.  No notes or security for the payment of any Participant's account shall be issued by CSX.

8.	Change of Control

(a)
Within 45 days of a Distribution Event, each Participant not making an election under 8(c) below, shall be paid a lump sum payment equal to the amount the Participant would have been entitled to receive determined under Section 5 had he ceased to be a Member and selected an immediate lump sum payment.  The amount of each Participant's lump sum payment shall be determined by the Independent Advisor.

(b)
A Participant who elected, within 90 days after becoming a Participant, to have amounts and benefits determined and payable under the terms of the Plan as if a Distribution Event had not occurred, may, at any time and from time to time, change that election; provided, however, a change of election that is made within one year of a Distribution Event shall be invalid.

(c)
Notwithstanding anything in the Plan to the contrary, each Participant who made an election under Section 8(b), may elect within 90 days following a Distribution Event, in a time and manner determined by the Administrator, to receive a lump sum payment calculated under the provisions of Section 8(a), determined as of the Valuation Date next preceding such payment, except that such calculated amount shall be reduced by 5% and such reduction shall be irrevocably forfeited to CSX by the Participant.  Furthermore, as a result of such election, the Participant shall no longer be eligible to participate or otherwise benefit from the Plan.  Payments under this Section 8(c) shall be made not later than 7 days following receipt by CSX of the Participant's election.  The Administrator shall, no later than 7 days after a Distribution Event has occurred, give written notification to each Participant eligible to make an election under this Section 8(c), that a Distribution Event has occurred and informing such Participant of the availability of the election.

9.	Claims Against Participant's Account

No credits to the account of any Participant under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void.  Nor shall any credit be subject to attachment or legal process for debts or other obligations.  Nothing contained in this Plan shall give any Participant any interest, lien, or claim against any specific asset of CSX or any Trust.  No Participant or his Designated Beneficiary shall have any rights other than as a general creditor of CSX.

10.	Competition by Participant

In the event a Participant ceases to be a Member and becomes a proprietor, officer, partner, employee, director, or otherwise becomes affiliated with any business that is in competition with the Corporation, his Accounts may, if directed by the Board in its sole discretion, be paid immediately to him in a lump sum.

11.	Payment of Credit Balance to Participant's Account

Notwithstanding anything herein to the contrary, the Board may, in its sole discretion, direct payment in a lump sum, of any or all of the credit balance appearing at the time in the Accounts of a Participant.

Further, the obligations of CSX and the benefit due any Participant or Designated Beneficiary under the Plan shall be reduced by any amount received in regard thereto under any Trust or any similar trust or other vehicle.

12.	Amendment or Termination

This Plan may be altered, amended, suspended, or terminated at any time by the Board, on the recommendation of the Compensation Committee of the Board, provided, however, that no alteration, amendment, suspension, or termination shall be made to this Plan which would result in the distribution of amounts credited to the accounts of all Participants in any manner other than is provided in this Plan without the consent of all Participants.  Further, the Board may delegate its authority to take such actions by charter or otherwise.

13.	Impact of Future Legislation or Regulation

(a)
This Section 13 shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any Participant to include in his  federal gross income amounts accrued by the Participant under the Plan on a date (an “Early Taxation Event”) prior to the date on which such amounts are made available to him or her hereunder.

(b)
Notwithstanding any other Section of this Plan to the contrary (but subject to subsection (c), below), as of an Early Taxation Event, the feature or features of this Plan, or the election by a Participant that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, required to prevent the Participant from being required to include in his federal gross income amounts accrued by the Participant under the Plan prior to the date on which such amounts are made available to him hereunder.  By way of example, but not by way of limiting the generality of the foregoing, if a statute is enacted that would require a Participant to include in his or her federal gross income amounts accrued by the Participant under the Plan prior to the date on which such amounts are made available to him or her because of the Participant’s right to receive a distribution of a portion of his Account under Section 4(h), the right of all Participants to receive distributions under Section 4(h) shall be null and void as of the effective date of that statute.  If only a portion of a Participant's Account is impacted by the change in the law, then only such portion shall be subject to this Section, with the remainder of the Account not so affected being subject to such rights and features as if the law were not changed.  If the law only impacts Participants who have a certain status with respect to the Company, then only such Participants shall be subject to this Section.

(c)
Notwithstanding Section 13(b) above, if an Early Taxation Event occurs (e.g., if a change in law is retroactive), the amounts that become taxable on the Early Taxation Event shall be distributed to each Participant as soon as practicable following such Early Taxation Event or, if later, the date of enactment or promulgation.

34253.000052 RICHMOND 986338v7